UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2005

America Online Latin America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-31181	65-0963212
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6600 N. Andrews Avenue, Suite 400, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-689-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As we have stated in previous reports filed with the Securities and Exchange Commission, America Online Latin America, Inc. ("we," "us," "AOLA" or the "Company") does not expect to reach cash flow break even with available cash on hand. We expect available cash will only be sufficient to fund operations into the third quarter of 2005. To continue operations beyond such time, we would need an additional, substantial capital infusion. We will not be able to obtain additional financing, whether from Time Warner Inc. ("Time Warner"), America Online, Inc. ("America Online"), the Cisneros Group of Companies ("Cisneros Group"), Banco Itaú, S.A. ("Banco Itau") or any other source. We are not currently expending resources to obtain financing from any source because we believe that any efforts to obtain financing would be futile based on past experience.

Since May 2004, we, together with our financial advisors, have explored potential strategic alternatives for AOLA and its subsidiaries, including a possible sale of our entire company, the sale of one or more of our operating businesses, the sale of specific assets or other comparable transactions. To date, we have not successfully completed any such transaction. We are reviewing preliminary and non-binding indications of interest from multiple parties with respect to the sale of certain assets. However, there can be no assurance that a transaction relating to any of these expressions of interest, or any other transaction, will be completed. Time Warner, the holder of $160 million of our senior convertible notes, has the right to require us to use the proceeds from any sale transaction to repay the senior convertible notes. In addition, our preferred stock has a current aggregate liquidation preference of approximately $599 million, excluding accrued but unpaid dividends.

Even if we are successful in selling all of our businesses, the proceeds will not be sufficient to repay the senior convertible notes, and none of those proceeds will be available to our common stockholders. As a result, we do not believe that our common stock has, or will have, any value.

If we do not consummate the disposition of our businesses in a timely manner, we expect to cease operating those businesses, although no definitive decision has been made to cease any particular operation at any particular time. At any time during the process of attempting to sell our businesses or ceasing any operation, we may conclude that it is advantageous for us to file for protection under the bankruptcy laws of the United States or the insolvency laws of one or more foreign jurisdictions in which we operate. Any such voluntary filing would require the consent of the holders of our class B and C preferred stock, in addition to the authorization of our board of directors.

On March 16, 2005, management concluded that AOLA is not a going concern for financial reporting purposes and eventually will not have sufficient funds to continue operations. In light of that conclusion, management reviewed current contracts in effect and determined that the recording of a partial impairment of the remaining unamortized balance of unearned services recorded as a result of our strategic marketing agreement with Banco Itaú was necessary. Management estimates that the amount of this non-cash impairment is approximately $38.9 million. In addition, we believe that our disclosure in this report concerning our financial condition and prospects may have resulted in a default under the senior convertible notes held by Time Warner. This may have accelerated automatically our obligation to repay these notes and, therefore, the full $160 million may be immediately due and payable. We do not have sufficient funds available to repay this debt.

As a result of the foregoing matters, we expect that Ernst & Young LLP will include a going concern qualification in its report concerning our 2004 audited financial statements.

Additional information regarding our company will be contained in our Annual Report on Form 10-K, which we expect to file with the Securities and Exchange Commission.

Item 2.06. Material Impairments.

Reference is made to the disclosure contained in Item 2.04 of this report concerning the approximately $38.9 million partial impairment of the remaining unamortized balance of unearned services recorded as a result of our strategic marketing agreement with Banco Itaú.

This report and other oral and written statements made by us to the public contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such statements address, among other things, our expectation that available cash will be sufficient to fund operations into the third quarter of 2005. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K for the year ended December 31, 2003, and from time to time in other reports we file with the SEC, as well as our limited cash position and the uncertainty of the amount and timing of our future revenues and expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America Online Latin America, Inc.

March 22, 2005	By:	/s/ Osvaldo Banos

Name: Osvaldo Banos
Title: Executive Vice President and CFO